Exhibit 99.1

PEABODY ENERGY
News Release

CONTACT:
Vic Svec
(314) 342-7768
FOR IMMEDIATE RELEASE
July 23, 2008
PEABODY ENERGY ANNOUNCES RESULTS
FOR THE QUARTER ENDED JUNE 30, 2008
•	Peabody sets quarterly records for revenue, EBITDA, operating profit, net income and earnings per share

•	Second quarter revenues climb 43% to $1.53 billion

•	EBITDA grows 65% to $446.6 million with operating profit of $343.8 million

•	Income from continuing operations totals $242.6 million, 143% above last year

•	Earnings per share from continuing operations rise 141% to $0.89

•	New 2008 EPS target of $2.50 to $3.00; nearly double prior-year performance
ST. LOUIS, July 23 – Peabody Energy (NYSE: BTU) today reported that second quarter income from continuing operations rose 143 percent to a record $242.6 million versus the prior year, with related earnings per share of $0.89. Revenues for the quarter were also a record at $1.53 billion on 59.8 million tons sold. EBITDA grew 65 percent over last year to a new mark of $446.6 million.
     “Our investments in recent years have created an outstanding global platform. We have significant volumes of Australian met and thermal coal and the largest Powder River Basin and Illinois Basin position in the industry,” said Peabody Chairman and Chief Executive Officer Gregory H. Boyce. “The structural changes driving demand much higher than supply, across all coal markets, look to be very long-lived. We are just beginning to benefit from the repricing of legacy coal supply contracts at higher levels, which could drive significant earnings increases for many years to come.”
RESULTS FROM CONTINUING OPERATIONS
     Second quarter 2008 revenues grew $462.1 million over the prior year, to a record $1.53 billion on 59.8 million tons. Prior year results included revenues of $1.07 billion on 57.0 million tons. Increased revenues reflect both higher shipments and higher prices per ton across all regions.
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PEABODY ENERGY ANNOUNCES RESULTS – PAGE 2
     Peabody increased Australia coal shipments 15 percent over the prior year, and Australia revenues per ton rose 84 percent reflecting higher pricing on new contracts, partly offset by carryover volumes at prior-year pricing. Carryover commitments were primarily shipped early in the second quarter and were largely completed by quarter’s end. In the United States, average revenues per ton grew 22 percent on higher pricing in all regions.
     EBITDA totaled $446.6 million versus $270.9 million in the prior year, a 65 percent improvement. Combined U.S. and Australia mining operations more than doubled their EBITDA over the prior year. Operations overcame more than $110 million of EBITDA impacts associated with increased commodity/maintenance/supply costs, Australian currency effects, severe Midwestern flooding and two major outages to install new equipment at the company’s largest mine. This was offset by nearly $54 million in revenues related to recovery of reclamation and retiree healthcare costs under a major coal supply agreement. Compared with the prior year, EBITDA from Trading and Brokerage increased 44 percent, while the timing of transactions led to $53 million in lower Resource Management EBITDA.
     Strong operational performance resulted in operating profit of $343.8 million, 92 percent above last year. Peabody’s tax expense totaled $43.6 million for the quarter. Income from continuing operations totaled $242.6 million with earnings of $0.89 per share, compared with $99.7 million and $0.37 per share in the comparable prior-year period.
     Peabody employees also set a new company record for first-half safety performance, which included a U.S. incidence rate of just 1.52 per 200,000 hours worked.
GLOBAL COAL MARKETS AND PEABODY’S POSITION
     Coal demand continues to outpace supply all over the world. For the fifth consecutive year, coal has been the fastest-growing fuel globally. More than 75 nations are developing new coal-fueled generation. And the growth of coal is expected to outpace all other energy forms over the next two decades.
     “Globally, coal growth continues to outpace every other fuel and new supplies have not kept pace with rising demand,” said Peabody President and Chief Commercial Officer Richard A. Navarre. “In the United States, coal is gaining market share and exports are rising dramatically. Every coal market in the world has seen significant price increases. And as expected, the Powder River Basin is moving toward pricing equilibrium with coal from other regions.”
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PEABODY ENERGY ANNOUNCES RESULTS – PAGE 3
INTERNATIONAL
•	Global demand outpaces supply; inventories in key nations at critically low levels

•	Australian met and thermal coal prices continue to rise from April settlements

•	Peabody Australia volumes up 12% year to date, while industry production is down

•	Significant leverage with large unpriced met and thermal volumes for 2009 and 2010
     Global coal markets serving both steel production and electricity generation continued to tighten during the quarter, marked by record growing demand as well as declining inventories.
     Seaborne metallurgical coal demand continues to increase, driven by world steel production that is 6 percent higher than the prior year. Australia produces 60 percent of the world’s seaborne metallurgical coal. Contract price negotiations for deliveries through next March have been largely concluded, based on the $300 per metric ton benchmark price for Australia’s high-quality hard coking coal.
     Global thermal coal use continues to increase to fuel the growing number of coal-fueled generating plants. Stockpiles are very low in many nations, and producers and shippers are running at high capacity levels to try to keep pace with demand. The industry has priced significant volumes off of the reference price of $125 per metric ton for Newcastle thermal coal, and strong demand since the settlements has sent spot prices to $175 to $200 per tonne.
     In the second quarter, Peabody priced nearly 11 million tons of Australia metallurgical and thermal coal through March 2009, based on reference coal prices. Peabody’s unpriced Australian metallurgical coal volumes include 6 to 7 million tons for the last three quarters of 2009 and 10 to 11 million tons for 2010. Unpriced Australian thermal coal volumes include 6 to 7 million tons for the last three quarters of 2009 and 12 to 13 million tons for 2010.
     Peabody believes tight global supplies and strong demand will continue, based on a number of factors:
•	Australia has begun to recover from flooding in the first quarter, but ship queues continue to run above expectations. Given the proximity to the world’s strongest coal markets, demand is likely to continue to outpace rail and port capacity for a number of years despite planned coal chain expansions. Peabody increased Australian shipments 12 percent in the first half of 2008, even as total industry shipments were down year-over-year. Peabody has increased its annual Australian coal sales by more than 20 million tons since the beginning of 2004 through acquisitions and expansions.
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PEABODY ENERGY ANNOUNCES RESULTS – PAGE 4
•	More than 60 coal plants in China have been idled due to coal inventories of less than three days of supply. China has reduced coal exports more than 8 percent year to date and the country has delayed issuance of remaining export licenses. China has also announced plans to lower or eliminate its coal import tariffs.

•	Indonesia exports have declined 2 percent year to date, after years of double-digit growth, and the average heating value of Indonesian thermal coal is also decreasing. Indonesia also intends to issue regulations to increase domestic coal availability to meet significant new coal-fueled generation under development.

•	India expects a dramatic increase in electricity generation. India’s coal minister has announced that 78,000 MW of new coal-fueled generation is needed by 2012. This represents an additional 265 million tonnes of coal use for India.

•	South African exports have declined 8 percent year to date. Europe is scrambling to secure coal supplies as South Africa exports more coal to India while retaining coal supplies for domestic use to mitigate generation shortages. The national electric utility has warned that the nation could be short 100 million metric tons of coal within the next decade.

•	Russia and Vietnam are taking a number of steps to restrict coal exports.
     Longer term, new coal plants are being developed in every region in the world including the Middle East. China alone added 96,000 MW of new coal-fueled plant capacity in 2007 and is expected to add more than 80,000 MW in 2008. Combined, this equals more than half the installed capacity of the United States.
United States
•	U.S. stockpiles 17% below prior-year levels on domestic and export draw

•	Powder River Basin demand growth leading continued stockpile reduction

•	Published Powder River Basin forward pricing of more than $20.00 per ton

•	Illinois Basin pricing doubles since beginning of 2008

•	Peabody: 90-plus million tons of unpriced Powder River Basin and Illlinois Basin volumes for 2010
     The U.S. coal markets continue to benefit from the triple demand drivers of rising exports, strong steel markets and growing U.S. generation needs.
     Coal consumption within the United States has risen an estimated 13 million tons in 2008, and coal exports are up an estimated 10 million tons year to date. Yet coal production has only increased 5 million tons. As a result, U.S. generator stockpiles, which are already 17
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PEABODY ENERGY ANNOUNCES RESULTS – PAGE 5
percent below prior-year levels on a days-use basis, are being reduced at a rate of 2 to 3 million tons per week. Stockpile reductions are likely to accelerate through the third quarter, due to seasonal use and growing exports, and are expected to be below targeted levels by the end of summer.
     Peabody believes that Powder River Basin coal consumption has increased 6 percent to 7 percent, while shipments are up less than 2 percent year to date, suggesting an 11 million ton drawdown of inventories. Powder River Basin coal demand is driven by interbasin switching and supply opportunities, new plant demand, direct exports and significant “coal-by-wire” opportunities as Midwestern plants send coal-fueled electricity into the Northeastern United States. On the supply side, Peabody estimates that approximately 8 million tons of industrywide Powder River Basin coal has been lost due to transportation issues from Midwestern flooding.
     Combining U.S. and Australia shipments, Peabody is the leader in seaborne coal sales among U.S.-based companies with an estimated 30 million tons per year. Regarding U.S. exports, already in the first half of 2008 the company has completed transactions totaling 5.9 million tons – more than double the combined U.S. export volumes of the past two years. This includes coal from six different U.S. regions for durations that extend as far as 2011.
     Peabody is well-positioned to serve that demand with 150 million tons of annual Powder River Basin capacity from existing mines, and has additional capacity through its undeveloped School Creek Mine. Illinois Basin pricing has also doubled in the last six months, to record levels. Peabody has more than 30 million tons per year of Illinois Basin capacity from existing mines.
     Powder River Basin markets continue to set new records for volume and pricing. For instance, published prices in 2010 exceed $20.00 per ton and are nearly double the current spot price.
     The company has 35 to 40 million tons of U.S. coal unpriced for 2009, and 90 to 100 million tons for 2010, representing significant leverage in a rising price environment. More than 90 percent of the company’s unpriced U.S. volumes are in the Powder River Basin and Illinois Basin.
     Coal demand growth is expected to continue with the build-out of new coal-fueled plants, with nearly 30 units under construction and another 11 under late-stage development. Construction of these plants is vital as part of the nation’s energy mix, within a rising electricity
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PEABODY ENERGY ANNOUNCES RESULTS – PAGE 6
price environment where the nation’s top watchdogs are warning that electricity reliability, supply and price are fast approaching dangerous levels. Peabody estimates that there are approximately 200 million tons of additional coal demand represented by current and new coal-fueled plants.
PROJECT UPDATE
     Peabody continues to advance a number of projects around the world to capitalize on its leading reserve base, improve productivity, and expand our ability to serve high-growth markets. These include:
•	Expansion of the Wambo Coal Preparation Facility in New South Wales, Australia, was completed in June. The North Wambo underground mine was commissioned in the fourth quarter of 2007 and is ramping up to a 3 million ton-per-year production level, while the Wambo surface mine produced more than 4 million tons last year.

•	Wilpinjong Mine experienced a record quarter for production, as the Australian mine expands to serve both domestic and seaborne thermal coal demand.

•	Surface construction and dredging continues for the NCIG terminal at Newcastle, which is expected to come on line in 2010. Peabody is the second largest owner in the terminal. A feasibility study to expand capacity from 30 million tonnes per annum to 60 million tonnes is also under way.

•	Site development continues for GreenGen, China’s signature climate change project. Construction is expected to begin in the second half of 2008 following final governmental approvals, with the first phase on line in less than two years. Peabody is the only non-Chinese partner in the coal gasification project, which will ultimately capture carbon dioxide for use in enhanced oil recovery.

•	Peabody’s new El Segundo Mine in New Mexico began shipping in June, and is expected to produce 6 million tons of coal per year to serve rapidly expanding electricity needs in the Southwest. El Segundo is the fourth major mine that Peabody has completed in the past year.

•	The new $70 million blending and loadout system at the North Antelope Rochelle Mine was completed ahead of schedule during the second quarter. The first phase was completed in April, while the second phase was accelerated to June to match the timing of lower train
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PEABODY ENERGY ANNOUNCES RESULTS – PAGE 7
throughput due to Midwestern flooding. The conversion allows for increased throughput and state-of-the-art matching of coal blends with customer contracts.

•	Based on customer demand for long-term supply contracts, Peabody is completing late-stage evaluations for new mine developments in the Midwest, using its leading reserve base.

•	Peabody has partnered with ConocoPhillips and E.ON U.S. to develop a drilling program for carbon injection in Western Kentucky. The program is an important part of a pre-feasibility analysis for a potential coal-to-gas plant by Peabody and ConocoPhillips.
OUTLOOK
     Full-year EBITDA is now targeted to be $1.6 to $1.8 billion, with earnings per share from continuing operations of $2.50 to $3.00 based on an improved operating outlook and higher prices on new contracts that are expected to overcome ongoing commodity cost pressures and challenges to coal chain logistics. The company is reaffirming production volume targets of 220 to 240 million tons with sales of 240 to 260 million tons, including 22 to 24 million tons in Australia.
     For the third quarter 2008, EBITDA is expected to be in the range of $450 to $550 million with earnings of $0.80 to $1.05 per share. Third quarter results are expected to reflect the full impact of higher prices for seaborne metallurgical and thermal coals and improving U.S. shipments.
     Peabody Energy is the world’s largest private-sector coal company. Its coal products fuel approximately 10 percent of all U.S. electricity generation and 2 percent of worldwide electricity.
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Certain statements in this press release are forward-looking as defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on numerous assumptions that the company believes are reasonable, but they are open to a wide range of uncertainties and business risks that may cause actual results to differ materially from expectations as of July 23, 2008. These factors are difficult to accurately predict and may be beyond the company’s control. The company does not undertake to update its forward-looking statements. Factors that could affect the company’s results include, but are not limited to: the outcome of commercial negotiations involving sales contracts or other transactions; credit and performance risk associated with customers, suppliers, trading and financial counterparties; the availability, timing of delivery and cost of key equipment and commodities; transportation availability, performance and costs including demurrage; geologic, equipment and operational risks associated with mining; our ability to replace coal reserves; worldwide economic and political conditions; labor availability and relations; the effects of mergers, acquisitions and divestitures; legislative and regulatory developments, including mercury and carbon dioxide-related limitations; the outcome of pending or future litigation; coal and power market conditions; impact of weather on demand, production and transportation; availability and costs of competing energy resources; risks associated with our Btu Conversion initiatives; global currency exchange and interest rate fluctuation; wars and acts of terrorism or sabotage; political risks, including expropriation; and other risks detailed in the company’s reports filed with the Securities and Exchange Commission (SEC).

PEABODY ENERGY ANNOUNCES RESULTS – PAGE 8
This information includes certain non-GAAP financial measures as defined by SEC regulations. We have included reconciliations of these measures to the most directly comparable GAAP measures in this release. EBITDA (also called Adjusted EBITDA) is defined as income from continuing operations before deducting net interest expense, income taxes, minority interests, asset retirement obligation expense, and depreciation, depletion and amortization. EBITDA, which is not calculated identically by all companies, is not a substitute for operating income, net income and cash flow as determined in accordance with generally accepted accounting principles. Management uses EBITDA as a key measure of operating performance and also believes it is a useful indicator of its ability to meet debt service and capital expenditure requirements.

Condensed Income Statements (Unaudited)
For the Quarters and Six Months Ended June 30, 2008 and 2007
(Dollars in Millions, Except Per Share Data)

	Quarter Ended		Six Months Ended
	June	June	June	June
	2008	2007	2008	2007
Tons Sold (In Millions)	59.8	57.0	121.0	112.1

Revenues	$1,530.9	$1,068.8	$2,806.9	$2,178.6
Operating Costs and Expenses	1,048.5	823.1	2,062.2	1,669.8
Depreciation, Depletion and Amortization	93.6	88.5	187.6	170.4
Asset Retirement Obligation Expense	9.2	3.8	16.0	9.5
Selling and Administrative Expenses	43.1	32.1	94.0	63.8
Other Operating Income:	—
Net Gain on Disposal or Exchange of Assets	(3.6)	(53.0)	(63.0)	(54.4)
Income from Equity Affiliates	(3.7)	(4.3)	(6.4)	(6.5)

Operating Profit	343.8	178.6	516.5	326.0
Interest Income	(2.5)	(1.5)	(3.6)	(4.3)
Interest Expense:
Debt-Related Interest	56.5	56.6	114.5	112.2
Surety Bond and Letter of Credit Fees	1.1	2.0	2.4	3.9

Income from Continuing Operations Before Income
Taxes and Minority Interests	288.7	121.5	403.2	214.2
Income Tax Provision	43.6	17.0	87.7	28.1
Minority Interests	2.5	4.8	3.4	4.5

Income from Continuing Operations	242.6	99.7	312.1	181.6
Income (Loss) from Discontinued Operations, Net of Tax	(9.2)	8.0	(21.5)	14.6

Net Income	$233.4	$107.7	$290.6	$196.2

Diluted EPS (1):
Income from Continuing Operations	$0.89	$0.37	$1.15	$0.68
Income from Discontinued Operations	(0.03)	0.03	(0.08)	0.05

Net Income	$0.86	$0.40	$1.07	$0.73

EBITDA	$446.6	$270.9	$720.1	$505.9

(1)	Weighted average diluted shares outstanding were 272.7 million and 268.7 million for the quarters ended June 30, 2008 and 2007, respectively, and were 272.4 million and 268.5 million for the six months ended June 30, 2008 and 2007, respectively.
This information is intended to be reviewed in conjunction with the company’s filings with the Securities and Exchange Commission.

Supplemental Financial Data (Unaudited)
For the Quarters and Six Months Ended June 30, 2008 and 2007

	Quarter Ended		Six Months Ended
	June	June	June	June
	2008	2007	2008	2007
Revenue Summary (Dollars in Millions)
U.S. Mining Operations	$939.1	$751.7	$1,797.4	$1,493.2
Australian Mining Operations	523.5	249.4	823.7	536.4
Trading and Brokerage Operations	61.3	59.4	171.4	135.7
Other	7.0	8.3	14.4	13.3

Total	$1,530.9	$1,068.8	$2,806.9	$2,178.6

Tons Sold (In Millions)
Eastern U.S. Mining Operations	8.0	7.7	15.6	15.5
Western U.S. Mining Operations	39.2	38.4	81.5	76.2
Australian Mining Operations	5.5	4.8	11.0	9.8
Trading and Brokerage Operations	7.1	6.1	12.9	10.6

Total(1)	59.8	57.0	121.0	112.1

Revenues per Ton — Mining Operations
Eastern U.S.	$36.72	$33.12	$36.00	$33.05
Western U.S. (2)	16.44	12.91	15.16	12.86
Total — U.S.	19.88	16.31	18.51	16.28
Australia	95.01	51.75	74.58	54.70

Operating Costs per Ton — Mining Operations (3)
Eastern U.S.	$32.01	$26.72	$31.46	$26.66
Western U.S.	11.65	9.33	10.97	9.23
Total — U.S.	15.10	12.25	14.26	12.18
Australia	51.32	42.59	52.44	43.82

Gross Margin per Ton — Mining Operations (3)
Eastern U.S.	$4.71	$6.40	$4.54	$6.39
Western U.S. (2)	4.79	3.58	4.19	3.63
Total — U.S.	4.78	4.06	4.25	4.10
Australia	43.69	9.16	22.14	10.88

Operating Profit per Ton	$5.75	$3.13	$4.27	$2.91

	Dollars in Millions
EBITDA — U.S. Mining Operations	$225.7	$186.9	$412.4	$375.8
EBITDA — Australian Mining Operations	240.8	44.0	244.6	106.6
EBITDA — Trading and Brokerage Operations	38.1	26.4	129.9	63.0
EBITDA — Resource Management (4)	1.3	54.1	57.4	55.4
Selling and Administrative Expenses	(43.1)	(32.1)	(94.0)	(63.8)
Other Operating Costs, Net (5)	(16.2)	(8.4)	(30.2)	(31.1)
EBITDA	446.6	270.9	720.1	505.9
Depreciation, Depletion and Amortization	(93.6)	(88.5)	(187.6)	(170.4)
Asset Retirement Obligation Expense	(9.2)	(3.8)	(16.0)	(9.5)
Operating Profit	343.8	178.6	516.5	326.0
Operating Cash Flow from Continuing Operations	232.9	67.6	321.0	303.1
Coal Reserve Lease Expenditures	63.6	63.6	123.4	123.4
Capital Expenditures (Excludes Acquisitions)	50.6	143.5	109.9	261.8

(1)	Metallurgical sales totaled 1.9 million tons and 1.7 million tons for the quarters ended June 30, 2008 and 2007, respectively, and 4.0 million tons and 3.7 million tons for the six months ended June 30, 2008 and 2007, respectively. Total non-U.S. sales were 9.5 million tons and 7.1 million tons for the quarters ended June 30, 2008 and 2007, respectively, and 17.8 million tons and 14.4 million tons for the six months ended June 30, 2008 and 2007, respectively.

(2)	The favorable effect of the customer settlements on revenues per ton and gross margin per ton for the quarter and six months ended June 30, 2008 was $1.45 and $0.70, respectively.

(3)	Includes revenue-based production taxes and royalties; excludes depreciation, depletion and amortization; asset retirement obligation expense; selling and administrative expenses; and certain other costs related to post-mining activities.

(4)	Includes asset sales, property management costs and revenues, and coal royalty expense.

(5)	Includes generation development costs, coalbed methane development activities, costs associated with post-mining activities, and income from an equity interest in a Venezuelan joint venture.
This information is intended to be reviewed in conjunction with the company’s filings with the Securities and Exchange Commission.

Condensed Balance Sheets
June 30, 2008, March 31, 2008 and December 31, 2007
(Dollars in Millions)

	(Unaudited)	(Unaudited)
	June 30, 2008	March 31, 2008	December 31, 2007
Cash and Cash Equivalents	$74.8	$82.5	$45.3
Receivables	296.0	277.8	256.9
Inventories	296.3	247.6	264.7
Assets from Coal Trading Activities (1)	1,392.5	556.1	349.8
Deferred Income Taxes	98.6	98.6	98.6
Other Current Assets	456.6	309.2	295.2

Total Current Assets	2,614.8	1,571.8	1,310.5
Net Property, Plant, Equipment and Mine Development	7,342.5	7,325.9	7,323.9
Investments and Other Assets	531.2	440.5	417.1

Total Assets	$10,488.5	$9,338.2	$9,051.5

Current Maturities of Debt	$135.9	$227.7	$134.4
Liabilities from Coal Trading Activities (1)	1,459.9	474.6	301.8
Accounts Payable and Accruals	1,155.2	1,092.1	1,134.0

Total Current Liabilities	2,751.0	1,794.4	1,570.2
Long-Term Debt	3,122.7	3,137.4	3,138.7
Deferred Income Taxes	325.0	351.8	315.6
Other Long-Term Liabilities	1,478.3	1,478.7	1,506.6

Total Liabilities	7,677.0	6,762.3	6,531.1
Minority Interests	4.0	2.0	0.7
Stockholders’ Equity	2,807.5	2,573.9	2,519.7

Total Liabilities and Stockholders’ Equity	$10,488.5	$9,338.2	$9,051.5

(1)	Assets and liabilities from coal trading activities have been presented on a net counterparty aggregation basis consistent with accounting guidance effective January 1, 2008. December 31, 2007 amounts have been conformed to this presentation requirement.

This information is intended to be reviewed in conjunction with the company’s filings with the Securities and Exchange Commission.

Reconciliation of EBITDA to Income from Continuing Operations (Unaudited)
For the Quarters and Six Months Ended June 30, 2008 and 2007
(Dollars in Millions)

	Quarter Ended		Six Months Ended
	June	June	June	June
	2008	2007	2008	2007
EBITDA	$446.6	$270.9	$720.1	$505.9
Depreciation, Depletion and Amortization	93.6	88.5	187.6	170.4
Asset Retirement Obligation Expense	9.2	3.8	16.0	9.5
Interest Income	(2.5)	(1.5)	(3.6)	(4.3)
Interest Expense	57.6	58.6	116.9	116.1
Income Tax Provision	43.6	17.0	87.7	28.1
Minority Interests	2.5	4.8	3.4	4.5

Income from Continuing Operations	$242.6	$99.7	$312.1	$181.6

Reconciliation of EBITDA to Income from Continuing Operations — 2008 Targets (Unaudited)
(Dollars in Millions, Except Per Share Data)

	Quarter Ended September 30, 2008		Year Ended December 31, 2008
	Targeted Results		Targeted Results
	Low	High	Low	High
EBITDA	$450	$550	$1,600	$1,800
Depreciation, Depletion and Amortization	95	108	395	415
Asset Retirement Obligation Expense	8	10	34	36
Interest Income	(1)	(2)	(5)	(6)
Interest Expense	59	56	233	223
Income Tax Provision	68	88	252	303
Minority Interests	4	5	8	12

Income from Continuing Operations	$217	$285	$683	$817

Diluted Earnings Per Share	$0.80	$1.05	$2.50	$3.00

This information is intended to be reviewed in conjunction with the company’s filings with the Securities and Exchange Commission.